Exhibit 99.3

[FORM OF LETTER TO BROKERS AND OTHER NOMINEES]

THE LGL GROUP, INC.

UP TO 2,006,598 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF TRANSFERABLE SUBSCRIPTION RIGHTS

TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON OCTOBER 10, 2017, SUBJECT TO EXTENSION.

[            ], 2017

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by The LGL Group, Inc., a Delaware corporation (the “Company”), of shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company, pursuant to transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of Common Stock at 5:00 p.m., Eastern Time, on September 5, 2017 (the “Record Date”). The Subscription Rights and Common Stock are described in the accompanying prospectus, dated [            ], 2017 (as the same may be amended, the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 2,006,598 shares of Common Stock, as described in the Prospectus.

The Subscription Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on October 10, 2017 (such time, the “Expiration Date”), subject to extension or earlier termination in the Company’s sole discretion.

As described in the Prospectus, each beneficial owner of shares of Common Stock registered in the name of such beneficial owner or the name of a nominee is entitled to three Subscription Rights for each share of the Common Stock that such holder owned on the Record Date. Each Subscription Right allows the holder thereof to subscribe for one-fourth of share of Common Stock (the “Basic Subscription Right”) at the price of $5.50 per whole share (the “Subscription Price”). For example, if a Subscription Rights holder owned 100 shares of Common Stock as of the Record Date, it would receive 300 Subscription Rights and would have the right to purchase 75 shares of Common Stock for the Subscription Price per share with the Basic Subscription Right. The Company will not issue fractional shares of Common Stock in the Rights Offering. If the number of Subscription Rights exercised by the holder thereof would otherwise permit such holder to purchase a fraction of a share, the number of Shares that such holder may purchase will be rounded down to the nearest whole share.

If a Subscription Rights holder fully exercises his Basic Subscription Right (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other stockholders do not fully exercise their Basic Subscription Rights, he may also exercise an over-subscription right (the “Over-Subscription Right”) to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the Rights Offering (such shares, the “Unsubscribed Shares”), subject to availability. To the extent the number of the Unsubscribed Shares is not sufficient to satisfy all of the properly exercised Over-Subscription Right requests, the available shares will be prorated among those who properly exercised their Over-Subscription Right in proportion to their respective Basic Subscription Right. To the extent the stockholders properly exercise their Over-Subscription Rights for an aggregate amount of shares that is less than the number of the Unsubscribed Shares, each Subscription Rights holder will be allocated the full number of Unsubscribed Shares for which each such holder actually paid in connection with the Over-Subscription Right. The remaining shares of Common Stock will be allocated among all other holders exercising the Over-Subscription Right on the same pro rata basis described above.

Each Subscription Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Right and its Over-Subscription Right. Because the Company will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Subscription Rights holder wishes to maximize the number of shares it may purchase pursuant to his Over-Subscription Right(s), such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the such holder, assuming that no holders other than such holder purchases any shares of Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. Any excess subscription payments received by Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable after the termination of the Rights Offering.

The Company can provide no assurances that each Subscription Rights holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Right in full, or at all, at the expiration of the Rights Offering. The Company will not be able to satisfy a Subscription Rights holder’s exercise of the Over-Subscription Right if the Rights Offering is subscribed in full, and the Company will only honor an Over-Subscription Right to the extent sufficient shares of Common Stock are available following the exercise of the Basic Subscription Rights, subject to the limitations set forth below:

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Subscription Rights holder pursuant to the Over-Subscription Right is less than the amount the holder of Subscription Rights actually paid in connection with the exercise of the Over-Subscription Right, the Subscription Rights holder will be allocated only the number of Unsubscribed Shares available to it promptly after the Expiration Date, and the Subscription Rights holder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

•	To the extent the amount the Subscription Rights holder actually paid in connection with the exercise of the Over-Subscription Right is less than or equal to the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Subscription Rights holder pursuant to the Over-Subscription Right, such Subscription Rights holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Right.

The Subscription Rights will be evidenced by a transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in the Subscription Rights holder’s name or its nominee and will cease to have any value following the Expiration Date.

The Company is asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, custodian bank, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, the Company is asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions for Use of The LGL Group, Inc. Subscription Rights Certificate;

3.	Form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including a Beneficial Owner Election Form), with an attached form of instruction (including a Notice of Guaranteed Delivery for Subscription Rights Certificates);

4.	Nominee Holder Certification; and

5.	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Nominee Holder Certification (or Notice of Guaranteed Delivery, if applicable), with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification (or Notice of Guaranteed Delivery, if applicable) with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date. A Subscription Rights holder cannot revoke, change or cancel the exercise of its Subscription Rights. Subscription Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the Information Agent. The Information Agent may be contacted by telephone ((855) 793-5068) or email (shareholder@broadridge.com). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

The LGL Group, Inc.